Exhibit 99.1

FOR IMMEDIATE RELEASE	April 28, 2014
Media Contact: Joseph Barrios, (520) 884-3725	Page 1 of 6
Financial Analyst Contact: Chris Norman, (520) 884-3649
UNS ENERGY REPORTS FIRST QUARTER 2014 EARNINGS

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UNS Energy’s net income for the first quarter of 2014 was $15 million, or $0.37 per diluted share of common stock, compared with net income of $11 million, or $0.27 per diluted share in the first quarter of 2013.

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UNS Energy’s primary subsidiary, Tucson Electric Power Company (TEP), reported net income of $9 million in the first quarter of 2014 compared with net income of $1 million in the same period last year. The improvement is primarily due to TEP's new rate structure that was effective on July 1, 2013, as well as a decrease in capital lease interest expense, partially offset by higher scheduled generating plant maintenance expense.

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Net income at UNS Gas, a subsidiary of UNS Energy that provides natural gas service in northern and southern Arizona, declined by $3 million in the first quarter of 2014 due to mild weather that led to lower retail sales volumes and margin revenues.

Tucson, Ariz. – UNS Energy Corporation (NYSE: UNS) today reported first quarter 2014 net income of $15 million, or $0.37 per diluted share of common stock, compared with net income of $11 million, or $0.27 per diluted share in the first quarter of 2013.

"I'm pleased with our first quarter performance, specifically with the steps we took to maintain our high operational standards," said Paul Bonavia, UNS Energy's Board Chair and Chief Executive Officer. "We performed critical maintenance on our generators and made $85 million of infrastructure investments to help provide reliable and safe service to our customers." Bonavia added, "I am also encouraged by the recent progress made towards completing our merger with Fortis."

As previously disclosed, UNS Energy's Board of Directors in December 2013 approved a definitive merger agreement with Fortis, Inc. (Fortis), Canada's largest investor-owned gas and electric distribution utility. The merger was approved in March by UNS Energy shareholders and earlier this month by the Federal Energy Regulatory Commission.

The merger agreement calls for Fortis to acquire all of the outstanding common stock of UNS Energy for $60.25 per share in cash. The transaction is subject to the approval of the Arizona Corporation Commission (ACC); the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and the satisfaction of customary closing conditions. UNS Energy anticipates the transaction will be finalized by the end of 2014.

Tucson Electric Power

Retail kWh Sales and Revenues
TEP’s retail kWh sales decreased by 6.2 percent in the first quarter of 2014, due mostly to mild winter weather as Tucson experienced a 55.0 percent decrease in heating degree days when compared with the first quarter of 2013. Despite lower retail sales volumes, TEP's first quarter 2014 retail margin revenues increased by $7 million, or 6.4 percent, due to a new rate structure that was effective July 1, 2013. The new rate structure provided for a base rate increase, as well as changes that are designed to (i) help customers smooth out future bill impacts and (ii) provide TEP with more timely and predictable cost recovery. TEP's first quarter 2014 results include revenues related to adjustor mechanisms that will help the company recover costs that are not included in base rates.

Other Expenses
TEP’s Base Operations and Maintenance (Base O&M) expense was $64 million in the first quarter of 2014 compared with $60 million in the same period last year. The increase was due in part to scheduled generating plant maintenance, as well as $1 million of expenses related to the proposed merger. Base O&M excludes costs directly offset by customer surcharges and third-party reimbursements.
TEP's total interest expense declined by $2 million in the first quarter of 2014 primarily due to the reduction in the balance of capital lease obligations compared with the same period last year.
UNS Electric and UNS Gas
UNS Electric reported net income of $2 million in both the first quarters of 2014 and 2013.
UNS Gas reported net income of $5 million in the first quarter of 2014 compared with $8 million in the same period last year. Mild weather during the first quarter of 2014 led to a reduction in retail therm sales of 20.0 percent when compared with the same period last year. The lower retail sales volumes contributed to a $4 million decline in retail margin revenues.

Net Income and Earnings Per Share Summary

	1st Quarter
Net Income (Loss)	2014	2013
	Millions of Dollars
Tucson Electric Power	$9.1	$1.5
UNS Electric	2.1	2.3
UNS Gas	4.7	7.4
Other(1)	(0.4)	0.1
Net Income	$15.5	$11.3
Avg. Basic Shares Outstanding (millions)	41.7	41.5
Avg. Diluted Shares Outstanding (millions)	42.1	41.9

	1st Quarter
Earnings (Loss) Per UNS Energy Share	2014	2013
Tucson Electric Power	$0.22	$0.04
UNS Electric	0.05	0.06
UNS Gas	0.11	0.18
Other(1)	(0.01)	(0.01)
Net Income per Basic Share	$0.37	$0.27
Net Income per Diluted Share	$0.37	$0.27

(1)	Includes UNS Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. and UniSource Energy Development, wholly owned subsidiaries of UNS Energy.
UNS Energy believes the presentation of TEP, UNS Electric and UNS Gas net income or loss on a per basic UNS Energy share basis (which are non-GAAP financial measures) provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UNS Energy's reported earnings or losses.
Seasonality of Earnings
The net income and results of operations of TEP, UNS Electric and UNS Gas are seasonal in nature. TEP and UNS Electric typically record the majority of their net income during the second and third quarters when hot weather contributes to higher energy consumption. TEP’s retail rates, which include higher charges for higher levels of energy use, also shift a larger share of the company’s earnings into those periods.
Energy demand from UNS Gas customers typically peaks during the winter. Accordingly, UNS Gas typically records the majority of its net income during the first and fourth quarters.

About UNS Energy
UNS Energy is a Tucson, Arizona-based company with consolidated assets of approximately $4 billion. TEP serves approximately 414,000 customers in southern Arizona. UniSource Energy Services provides natural gas and electric service for approximately 243,000 customers in northern and southern Arizona. UNS Energy shares are listed on the New York Stock Exchange and trade under the symbol UNS. To learn more, visit uns.com.

Forward Looking Statements
Statements included in this news release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to UNS Energy Corporation’s and its subsidiaries’ future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, as well as the timing and consequences of the Fortis acquisition, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements. Those factors include, but are not limited to: the possibility that various conditions precedent to the consummation of the Fortis transaction will not be satisfied or waived; the ability to obtain regulatory approvals of the Fortis transaction on the timing and terms thereof; state and federal regulatory and legislative decisions and actions; regional economic and market conditions which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of our pension and other retiree benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; cyber attacks or challenges to our information security; and the performance of TEP's generating plants; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. UNS Energy Corporation and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

UNS Energy Corporation
Comparative Condensed Consolidated Statements of Income

(in thousands of dollars, except per share amounts)	Three Months Ended March 31,
(UNAUDITED)	2014	2013
Operating Revenues
Electric Retail Sales	$224,570	$220,860
Electric Wholesale Sales	43,421	34,398
Gas Retail Sales	38,570	50,988
Other Revenues	26,831	25,895
Total Operating Revenues	333,392	332,141
Operating Expenses
Fuel	67,835	81,689
Purchased Energy	69,783	64,159
Transmission and Other PPFAC Recoverable Costs	6,528	3,186
Increase (Decrease) to Reflect PPFAC/PGA Recovery Treatment	(8,920)	(5,368)
Total Fuel and Purchased Energy	135,226	143,666
Operations and Maintenance	93,436	89,901
Depreciation	39,081	36,300
Amortization	6,176	8,289
Taxes Other Than Income Taxes	14,808	14,090
Total Operating Expenses	288,727	292,246
Operating Income	44,665	39,895
Other Income (Deductions)
Interest Income	80	10
Other Income	2,142	1,767
Other Expense	(730)	(572)
Appreciation in Fair Value of Investments	255	1,038
Total Other Income (Deductions)	1,747	2,243
Interest Expense
Long-Term Debt	17,888	18,254
Capital Leases	3,921	6,249
Other Interest Expense	483	(393)
Interest Capitalized	(1,023)	(675)
Total Interest Expense	21,269	23,435
Income Before Income Taxes	25,143	18,703
Income Tax Expense	9,668	7,358
Net Income	$15,475	$11,345
Weighted-Average Shares of Common Stock Outstanding (000)
Basic	41,737	41,540
Diluted	42,084	41,875
Earnings Per Share
Basic	$0.37	$0.27
Diluted	$0.37	$0.27
Dividends Declared Per Share	$0.48	$0.435

Tucson Electric Power Company
Comparative Condensed Consolidated Statements of Income

(in thousands of dollars)	Three Months Ended March 31,
(UNAUDITED)	2014	2013
Operating Revenues
Electric Retail Sales	$186,015	$184,881
Electric Wholesale Sales	42,084	34,398
Other Revenues	27,414	28,472
Total Operating Revenues	255,513	247,751
Operating Expenses
Fuel	67,630	80,798
Purchased Power	22,615	18,928
Transmission and Other PPFAC Recoverable Costs	3,909	865
Increase (Decrease) to Reflect PPFAC Recovery Treatment	(1,730)	(2,360)
Total Fuel and Purchased Energy	92,424	98,231
Operations and Maintenance	81,345	77,824
Depreciation	30,811	28,558
Amortization	7,099	9,222
Taxes Other Than Income Taxes	11,835	11,169
Total Operating Expenses	223,514	225,004
Operating Income	31,999	22,747
Other Income (Deductions)
Interest Income	9	(4)
Other Income	1,912	1,168
Other Expense	(2,115)	(2,245)
Appreciation in Fair Value of Investments	255	1,038
Total Other Income (Deductions)	61	(43)
Interest Expense
Long-Term Debt	14,240	14,573
Capital Leases	3,921	6,249
Other Interest Expense	313	(360)
Interest Capitalized	(924)	(493)
Total Interest Expense	17,550	19,969
Income Before Income Taxes	14,510	2,735
Income Tax Expense	5,338	1,257
Net Income	$9,172	$1,478